SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2004

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER ITEMS.

On March 24, 2004, Charter Communications Holding Company, LLC, ("Charter Holdco"), our direct subsidiary, entered into agreements with Vulcan Programming Inc. ("Vulcan Programming") and TechTV, Inc. ("TechTV"), which provides for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on our cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims, and (iii) TechTV to be a provider of content relating to technology and video gaming for our interactive television platforms through December 31, 2006 (exclusive for the first year).

TechTV operates a cable television network that offers programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided us with programming for distribution via our cable systems. The affiliation agreement provides, among other things, that TechTV must offer us certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers.

We believe that Vulcan Programming, which is 100% owned by Mr. Paul G. Allen, our controlling shareholder, owned an approximate 98% equity interest in TechTV as of December 31, 2003. Until September 2003, Mr. William D. Savoy, one of our directors, was the president and director of Vulcan Programming and was a director of TechTV. Mr. Larry W. Wangberg, one of our directors, was the chairman, chief executive officer and a director of TechTV. Although Mr. Wangberg resigned as the chief executive officer of TechTV in July 2002, he remains a director of TechTV. Mr. Allen is a director of TechTV.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Charter Communications, Inc. has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARTER COMMUNICATIONS, INC.,
Registrant

Dated: March 25, 2004

By: /s/ Michael P. Huseby
Name: Michael P. Huseby
Title: Executive Vice President and Chief
Financial Officer (Principal Financial Officer)